                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Consent Revocation Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Consent Revocation Statement

|_| Confidential, for Use of the Commission only (as permitted by Rule
    14a-6(e)(2))

|X| Definitive Consent Revocation Statement

|_| Definitive Additional Materials

|_| Soliciting Material Pursuant to Rule 14a-12

                           VESTCOM INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------

    (5) Total fee paid:
        ------------------------------------------------------------------------

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
        ------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------

    (3) Filing Party:
        ------------------------------------------------------------------------

    (4) Date Filed:
        ------------------------------------------------------------------------

                              [Vestcom Letterhead]

                                                                  March 13, 2000


Dear Fellow Shareholder:

         The Board of Directors of Vestcom International is writing to you today to inform you that Harish Chopra, TimeTrust, Inc. and R-Squared Limited (together referred to in this letter as the "Dissidents") are seeking to gain control of your Company by removing five of the current members of YOUR Board of Directors, without cause, and replacing them with their own hand-picked nominees.

         Your current Board of Directors and management are committed to enhancing shareholder value for ALL shareholders. We have developed and executed a strategic plan to improve the Company's profitability which has begun to yield positive financial results in the fourth quarter of 1999.

         For all of the reasons discussed in the materials included with this letter, we strongly urge you to REJECT the solicitation made by the Dissidents and NOT sign any gold consent card they send you.

         In order to REJECT the Dissidents' proposals, the Board unanimously recommends that you sign, date and mail the enclosed BLUE Consent Revocation Card today. Even if you have previously signed the Dissidents' gold consent card, you have every right to REVOKE YOUR CONSENT by voting the BLUE Consent Revocation Card.


         In order to be sure that you are revoking a prior consent, you must either mark the "Revoke Consent" boxes on the BLUE Consent Revocation Card or sign the BLUE Consent Revocation Card without marking any boxes. If you do not mark any box for any one or more of the Dissidents' proposals on the BLUE Consent Revocation Card and you sign and return the Card, you will be deemed to have revoked any previously signed consent to any proposal you did not mark. If the BLUE Consent Revocation Card is signed and returned, any previously executed consent will be revoked unless the "Do Not Revoke Consent" box is marked.


         Thank you for your continued interest and support.


                                                     Very truly yours,


                                                     Joel Cartun
                                                     Chairman of the Board

                          CONSENT REVOCATION STATEMENT
                      BY THE BOARD OF DIRECTORS OF VESTCOM
                    INTERNATIONAL, INC. IN OPPOSITION TO THE
                  SOLICITATION OF CONSENTS BY HARISH K. CHOPRA,
                      TIMETRUST, INC. AND R-SQUARED LIMITED

         This Consent Revocation Statement and the accompanying BLUE Consent Revocation Card are being furnished by the Board of Directors of Vestcom International, Inc., a New Jersey corporation ("Vestcom" or the "Company"), to the holders of the outstanding shares of Vestcom's common stock in opposition to the solicitation by Harish K. Chopra ("Chopra"), TimeTrust, Inc. ("TimeTrust") and R-Squared Limited ("R-Squared" and, with Chopra and TimeTrust, the "Dissidents").


         The Dissidents are soliciting consents in favor of five separate proposals (collectively, the "Dissidents' Proposals"), which are designed to replace five of your seven duly elected directors with their slate of underqualified nominees. We are asking you to OPPOSE the Dissidents' Proposals because:


         o Your current Board and management have developed and executed a strategic plan to improve the Company's profitability which has begun to yield positive results, such as:

           o our revenues for the fourth quarter of 1999 increased to a record $35.1 million, a 15.9% increase over the fourth quarter of 1998, primarily as a result of internal growth;

           o our gross profit increased by $2.2 million from the third quarter of 1999 to the fourth quarter of 1999, and by $300,000 from the fourth quarter of 1998 to the fourth quarter of 1999; and

           o our EBITDA for the fourth quarter of 1999 was $4.8 million (including a $700,000 restructuring credit), as compared to $3.8 million for the fourth quarter of 1998.

           o Your Board believes that Vestcom is at a critical juncture and that any change in our management could substantially jeopardize our future growth and success.

           o The Dissidents have not communicated any specific business plan.

           o The Dissidents' past business experience in our industry is extremely limited and unrelated to our core businesses.


           o We believe that the Company's current Board, whom you elected, and management are in the best position to evaluate the strategic alternatives available to Vestcom and to decide on the courses of action that are in the best interests of ALL of the shareholders. We have retained CIBC World Markets to advise the Board in this evaluation.


         We unanimously oppose the consent solicitation by the Dissidents and urge you NOT TO SIGN the Gold consent card that they sent to you.

         Even if you previously signed and returned the Gold consent card, you have every right to change your vote. We urge you to sign, date and mail the enclosed BLUE Consent Revocation Card today in the postage-paid envelope provided. Your prompt action is very important.

         In order to be sure that you are revoking a prior consent, you must either mark the "Revoke Consent" boxes on the BLUE Consent Revocation Card or sign the BLUE Consent Revocation Card without marking any boxes. If you do not mark any box for any one or more of the Dissidents' Proposals on the BLUE Consent Revocation Card and you sign and return the Card, you will be deemed to have revoked any previously signed consent to any proposal you did not mark. If the BLUE Consent Revocation Card is signed and returned, any previously executed consent will be revoked unless the "Do Not Revoke Consent" box is marked.



         If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account today and direct him or her to vote the BLUE Consent Revocation Card immediately.


         This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to shareholders beginning on or about March 13, 2000.


         If you have any questions or need assistance in voting your shares, please contact the firm assisting the Company in this solicitation of consent revocations:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th floor
                               New York, NY 10004
                            Toll-Free: (800) 223-2064
                               Fax: (212) 440-9009

                    QUESTIONS AND ANSWERS ABOUT THIS REQUEST
                             FOR CONSENT REVOCATION


Q:       WHO IS MAKING THE REQUEST FOR REVOCATION?

         A: This Request is being made by your duly elected Board of Directors.

Q:       WHAT ARE WE ASKING YOU TO DO?

         A: We are asking you to oppose the solicitation made by Mr. Chopra, TimeTrust, Inc., a California corporation, and R-Squared Limited, an Irish company based in the Cayman Islands. They are seeking to gain control of your Board by replacing five of your seven duly elected directors with their slate of underqualified hand-picked nominees. To oppose them, you can withhold your consent from their Proposals, or, if you have already given your consent, you can revoke it.

Q:       WHY ARE WE ASKING YOU TO REVOKE YOUR CONSENT?

         A: We are asking you to oppose the Dissidents' Proposals because we believe that your current Board and management are in the best position to evaluate the strategic alternatives available to Vestcom. We are committed to enhancing shareholder value for all of Vestcom's shareholders. While current management has developed and executed a strategic plan to improve the Company's profitability, which has begun to yield positive results, the Dissidents have no specific plans for improving shareholder value. The Dissidents only speak in broad generalities that are not applicable to Vestcom's business.

Q:       WHO ARE THE DISSIDENTS' NOMINEES?

         A: The Dissidents' nominees are Harish K. Chopra, Howard April, Parker S. Kennedy, Frank E. Raab and Robert J. Verrilli, none of whom are currently affiliated with Vestcom and, with the exception of Mr. April who previously served on Vestcom's Board of Directors, none of whom has had any experience in Vestcom's core businesses. When Vestcom acquired Mr. April's company, Mr. April was eligible to receive an earnout based on the future performance of his company, which he continued to run as a subsidiary of Vestcom. The subsidiary's performance was so poor that Mr. April was not entitled to receive any part of the earnout. As a result of this poor performance, the Company replaced Mr. April and his management team.


              The two current Vestcom directors whom the Dissidents are not seeking to replace, Leonard Fassler and Stephen R. Bova, have not consented to serving on a Board comprised of the Dissidents' nominees. By letter dated March 7, 2000, Mr. Fassler informed the Company that if the Dissidents' slate of nominees were elected to Vestcom's Board, he would not continue to serve as a director of Vestcom.


Q:       WHO CAN WITHHOLD OR REVOKE THEIR CONSENT?

         A: If you already sent in a Gold consent card, you can send in a BLUE Consent Revocation Card to revoke your consent to one or more of the Dissidents' Proposals. If you owned Vestcom shares on February 8, 2000, you have the right to send in a BLUE Consent Revocation Card.

Q: HOW MANY SHARES MUST BE VOTED IN FAVOR OF THE DISSIDENTS' PROPOSALS TO IMPLEMENT THEM?

         A: The Dissidents must receive consents from a majority of Vestcom's outstanding shares for their Proposals to be adopted. As of February 8, 2000, Vestcom had 9,056,806 shares of common stock outstanding (including voting rights attributable to the shares of a Vestcom subsidiary in Canada which are convertible into shares of Vestcom's common stock). Each share is entitled to one vote. Therefore, the affirmative vote of at least 4,528,404 shares is necessary to effect the Dissidents' Proposals. Abstentions, failures to vote and broker non-votes will have the same effect as a "no" vote.

Q:      WHEN WILL THE CONSENTS BE TABULATED?

        A. The consents the Dissidents receive will be tabulated on April 7, 2000. Once the tabulation is completed, if the Dissidents were to receive the required vote, Vestcom would promptly notify you, and the Dissidents' Proposals would become effective 10 days after that notice is sent to you, unless, however, sufficient Consent Revocation Cards are received by the end of that 10-day period. This means that you are able to revoke any prior consent until the date communicated to you to be the effective date. We urge you to mail your BLUE Consent Revocation Card today.

Q:       WHAT SHOULD YOU DO TO REVOKE YOUR CONSENT?

        A: Sign, date and return the enclosed BLUE Consent Card Revocation TODAY to Georgeson in the postage paid envelope provided.

Q:       WHO DO YOU CALL IF YOU HAVE QUESTIONS ABOUT THE CONSENT REVOCATION?

         A:   Please call Georgeson toll free at (800) 223-2064.

               OUR REASONS FOR OPPOSING THE DISSIDENTS' PROPOSALS
                    AND RECOMMENDING THAT YOU OPPOSE THEM TOO

                  Each of the Dissidents' five Proposals is designed to enable the Dissidents to take control of your Vestcom Board. We believe that the Dissidents' consent solicitation is an attempt to take complete control of Vestcom without offering shareholders any value at all for their shares and without presenting any specific plan for increasing shareholder value.

                  Vestcom's Board of Directors strongly believes that the arguments set forth by the Dissidents are seriously flawed and misinformed. The Dissidents are strangers to the Company and its core businesses.

                  The Board of Directors of the Company unanimously believes that the Dissidents' Proposals are not in the best interests of the Company's shareholders and urges shareholders to reject them. Your Board of Directors requests that you sign, date and return the enclosed BLUE Consent Revocation Card, whether or not you have previously signed and returned the Gold consent card solicited by the Dissidents.

                  Your Board of Directors is, and has always been, committed to increasing shareholder value for ALL shareholders. We have implemented several long-term, strategic initiatives to enhance shareholder value. These initiatives are now beginning to generate positive financial results. Our results of operations for the fourth quarter of 1999 have begun to reflect the benefits of our efforts. See "Improving Shareholder Value". We have:

         o Substantially completed the consolidation and integration of our businesses in the Mid-Atlantic and New England regions.

         o Eliminated redundant personnel and facilities, modernized our facilities, upgraded our technology, improved efficiencies and increased our capacity.

         o Significantly expanded our Internet offerings, providing additional services for our clients to choose from and broadening our potential client base.

         o Improved the quality of our sales force by recruiting and hiring experienced sales professionals, providing cross-training on all of our service offerings and integrating the sales force by vertical markets.

           As your duly elected Board of Directors, it is our duty to identify for you our deep and serious concerns about the Dissidents. We will describe these concerns in greater detail later in this document, however, we have highlighted a number of these below:

         o Mr. Chopra and the Dissidents' other nominees have no valuable experience in Vestcom's core businesses.


         o The track record of the public corporation with which Mr. Chopra and two other nominees of the Dissidents are currently associated is poor, and is NOT a model to be followed.


         o The Dissidents point to the industry experience of Howard April, one of their nominees and formerly a director of Vestcom, whom Vestcom removed as head of the Company's Montreal operations because of the poor performance of that operation.

         o Fiscal improvement demands carefully designed, specific measures like the ones we implemented. Our operating results for the fourth quarter of 1999 have begun to reflect the benefits of our efforts. The Dissidents have no real plans. Their solicitation materials speak in broad terms and hypothetical, conceptual strategies. The Dissidents claim to know how to improve Vestcom's performance, but they have not offered anything other than rhetoric and generalities.

         In addition, the Dissidents' Proposals could end up costing you money for the following reasons:

         Mr. Chopra claims that he is prepared to become CEO of the Company with what he portrays as an altruistic offer to refuse any base salary for one year. The Dissidents' consent solicitation materials provide, however, that he would expect to receive an unspecified number of stock options in lieu of salary, which will dilute your percentage ownership of the Company. Mr. Chopra also does not describe what kind of compensation he would demand following the one year period. In addition, the Dissidents' solicitation materials provide that only Mr. Chopra and Mr. Verrilli, and none of the other nominees of the Dissidents, have approved these executive employment matters.

         If the Dissidents are successful, their solicitation materials indicate that they may seek to have the Company reimburse them for their solicitation expenses, which their materials estimate will be $275,000.

         Mr. Chopra has indicated that if the Dissidents are successful, he intends to remove some or all of Vestcom's executive management. Besides being disruptive to the Company's business and diverting current management from its continuing efforts to further implement our successful strategic plan, this would cost the Company money. The Company's four executive officers have change in control agreements which were entered into in January 1999 (except for Mr. Helfand's agreement, which he entered into when he joined the Company in October
1999). The Board believed it was important to enter into these arrangements to provide security for these officers so that they could focus on the various strategic initiatives to improve the Company's profitability and enhance shareholder value. Pursuant to these change in control agreements, if the Dissidents are successful, a "change in control" of the Company will have occurred. For a description of the payments that would be required under these agreements if the executives' employment were terminated following a change in control, see "Information About Us, The People Asking You To Revoke Your Consent -- Employment Agreements."

                                   BACKGROUND


         Your Board of Directors and management have drawn upon their collective industry-specific experience to develop strategies to improve Vestcom's profitability. We have embarked upon a strategic program that has begun to achieve positive financial results in the fourth quarter of 1999 which, we believe, will increase shareholder value. We have serious concerns about the Dissidents' ability to improve shareholder value without any real plans for doing so, as compared to current management's industry-focused, ongoing program. Our concerns stem from, among other things, the Dissidents' lack of industry experience, poor track record and, in our view, lack of forthrightness about their plans for the Company. In addition, as many of our recent shareholder protective measures reflect, we do not want to see your Company undergo a change of control without you receiving the fair value that we believe you are entitled to receive. By electing to commence a consent solicitation to gain control of your Company through the removal of your duly elected directors, the Dissidents have embarked on a process which, although legal, will not pay you anything.

         The original Schedule 13D filed by Mr. Chopra with the SEC in November 1999 did not disclose that he intended to replace Vestcom's Board. It stated that the Dissidents "intend at a future date to seek representation on the board of directors of Vestcom" and that no "specific plan or proposal regarding the possibility of seeking representation on the board of directors or seeking changes in the executive management of Vestcom" had been formulated. On December 27, 1999, Vestcom applied to the United States District Court for the District of New Jersey for a temporary restraining order to, among other things, compel Mr. Chopra to honestly state his intentions as required by the federal securities laws. Two days later, on December 29, 1999, the Dissidents filed an amended Schedule 13D which stated that they were seeking the removal of Vestcom's current Board of Directors and may seek the removal of Vestcom's Chief Executive Officer and/or President.

         Indeed, the Dissidents' solicitation materials state that on December 16, 1999, the Dissidents were "ready, willing and able to undertake a solicitation." The Dissidents did not disclose this intention in November 1999 or at any time in December 1999 until after Vestcom initiated litigation demanding that Mr. Chopra disclose his intentions. Your current Board of Directors and management view this chronology of events as indicative of a lack of forthrightness on the part of the Dissidents, which is a concern to us.


                           IMPROVING SHAREHOLDER VALUE

         During 1999, your current Board and management implemented several long-term, strategic initiatives to enhance shareholder value. These initiatives are focused on streamlining, consolidating and integrating the Company's operations, improving efficiencies, increasing capacity and expanding new service offerings, such as our Internet services, to position Vestcom for enhanced profitability, growth and success. The results of these initiatives have begun to be realized in our financial performance.

         Some of the initiatives we have implemented, and the results we have achieved or expect to achieve, are as follows:

         o Our revenues for the fourth quarter of 1999 increased to a record $35.1 million, a 15.9% increase over the fourth quarter of 1998, primarily as a result of internal growth.

         o Our gross profit increased by $2.2 million from the third quarter of 1999 to the fourth quarter of 1999, and by $300,000 from the fourth quarter of 1998 to the fourth quarter of 1999.

         o Our "EBITDA" (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of 1999 was $4.8 million (including a $700,000 restructuring credit), as compared to $3.8 million for the fourth quarter of 1998. Vestcom's EBITDA represents the Company's operating cash flow.

         o We have reduced the number of our production facilities from 34 at the beginning of 1999 to 26 at the beginning of 2000.

           o The consolidation and integration of facilities is expected to generate increased efficiencies, quality and competitiveness, all of which, we believe, will translate into increased revenues, decreased costs and greater profitability.

           o Using fewer, but bigger, more modern and technologically advanced facilities should enable Vestcom to compete more effectively for larger, more profitable projects from new and existing regional and national accounts, and also improve our efficiency, turn-around time and capacity.

           o As part of our restructuring program, we eliminated redundant personnel, which should reduce our costs and increase our profitability, without sacrificing revenues.

           o An example of our facility integration is the consolidation of seven of our operations in the Mid-Atlantic region into two significantly larger, more streamlined locations.

         o We improved the quality of our sales force by recruiting and hiring experienced sales professionals, providing cross-training on all of our service offerings and integrating the sales force by vertical markets.

         o In 1999, we expanded our Internet capabilities:

           o We are beginning to see the conversion of existing and new customers into our Internet suite of products.

           o Our Internet service offerings expand Vestcom's range of document management and delivery services to include Internet-based solutions, such as electronic bill presentment and payment, that provide streamlined customer communications and an efficient, secure distribution of business critical documents.

           o Our web-based fulfillment services provide customers with the ability to order products and marketing materials via the Internet.

         o In 1999, we adopted our shareholder protection plan to protect shareholder value, which New Jersey law expressly permits us to adopt for this very reason.


           o Your Board carefully considered adopting its shareholder protection plan. Over 2,500 public companies have shareholder protection plans which, like our plan, are designed to encourage a potential acquirer to negotiate with the board of directors. A board of directors, such as your Board, has a fiduciary duty to maximize shareholder value for ALL shareholders. We reviewed current, widely accepted empirical studies which clearly show that companies with such plans receive a significantly greater takeover premium than companies without them. This potential for increased shareholder value was one of the compelling reasons that we considered in taking our action.

         o We have retained CIBC World Markets ("CIBC") as Vestcom's financial advisor to assist the Board in its continuing review of strategic alternatives to enhance shareholder value for all shareholders.

         We adopted a shareholder protection plan in December 1999 as part of our strategy of enhancing shareholder value. Since the Board has a fiduciary duty to all of Vestcom's shareholders to protect shareholder value, the purpose of the shareholder protection plan is to encourage a potential acquirer to negotiate with the Board of Directors concerning a possible takeover of the Company. Vestcom's Board believed, and continues to believe, that the market price of our common stock does not adequately reflect the intrinsic value of the Company. This belief is shared by our financial advisors. The Board believed, and continues to believe, that this undervaluation of our common stock made the Company a vulnerable target for some person or group to take control of the Company by using coercive tactics and/or making an inadequate offer.

                  Given our financial results, our Board of Directors commenced a review of the Company's strategic alternatives in the summer of 1999. The Board and management developed a strategic plan to improve the Company's profitability. The Board of Directors was concerned that the Company would be a vulnerable target for a coercive takeover until the Company was able to implement its strategic plan and until the plan began to yield positive results. When the market price of Vestcom's stock decreased even further in September and October of 1999, this concern was heightened. The Board then adopted its shareholder protection plan on December 16, 1999. As described elsewhere in this con sent revocation statement, your Board and management have, in fact, implemented a strategic plan which began to yield positive results in the fourth quarter of 1999.

                  In sum, the Board believed that the shareholder protection plan would provide it with the time it needed to complete its review of strategic alternatives to enhance shareholder value. The Board also believed that the plan would provide it with more negotiating leverage in seeking to obtain a full and fair price from any potential bidder. Although the Board
consi     dered that the shareholder protection plan might deter an acquisition proposal or tender offer for the Company's common stock that might otherwise be forthcoming, the Board believed that the advantages of the plan far outweighed the disadvantages.


         New Jersey corporate law specifically permits the adoption of shareholder protection plans. Vestcom's plan provides that the plan can be amended and the rights redeemed only by a vote of the Company's "independent directors," which our plan defines to exclude the Company's management and any director associated with a hostile bidder. This provision is significantly different from the "dead hand" provision referred to by the Dissidents. Under the Vestcom plan, it is only if the Board wishes to amend the plan or redeem the rights in the absence of any proposed transaction (where the term "independent director" would have no meaning because there is no proposed transaction to be independent from), that a vote of "continuing directors," defined in our plan as directors approved by the current Board, is required.

         The Dissidents suggest that the shareholder protection plan will entrench management. In fact, by excluding management from the definition of "independent director," our plan provides that at the precise time when it is most important to have a rights plan in place (i.e., when a bidder is expressing interest in the Company), management will not be entitled to vote on matters relating to the plan. Far from entrenching management, our plan leaves the critical decisions to individuals who are truly independent of the bidder.


         Vestcom's shareholder protection plan does not have a traditional "dead hand" provision that gives the ability to redeem the issued rights solely to "continuing directors". Vestcom's plan provides that in the case of a merger, acquisition or other business combination, the "independent directors" (which, as described above, exclude management and any director associated with a bidder) have the ability to redeem the rights. Vestcom's Board of Directors adopted this provision to ensure that when faced with a proposed merger or acquisition, the Board would not have conflicts of interest arising from directors who are beholden to the acquirer. Without this provision, an acquirer would be able to fill the Board with its affiliates, who would in turn place a rubber stamp on the acquirer's takeover proposal, thereby thwarting the goal of protecting shareholder value.

         The Board adopted a "continuing director" provision to apply when the Board is not confronted with a business combination. The Board was concerned that without this protection, an acquirer, acting in a manner inconsistent with its ownership reporting obligations under the federal securities laws, could acquire 9.9% of Vestcom's stock with the intention of causing Vestcom to enter into an undisclosed combination, remove the Board, cause the new Board to redeem the rights and then cause Vestcom to enter into that undisclosed transaction. In effect, the Board wanted to protect against an acquirer who keeps his intent to engage in a business combination secret for the purpose of avoiding the independent director provision.

         At present, each of the members of Vestcom's Board of Directors is a "continuing director."

         Critics of continuing director provisions have suggested that these provisions disadvantage shareholders because they may entrench management in certain circumstances. We do not believe that Vestcom's shareholder protection plan disadvantages shareholders because (a) as described above, "continuing directors" can act to redeem the rights only in limited circumstances and (b) there are only two directors on our Board who are also executive officers of the Company.

         Under the Vestcom shareholder protection plan, in the absence of a pending business combination, only the "continuing directors" may redeem the outstanding rights. Thus, if there were no continuing directors on the Vestcom Board, in the absence of a pending business combination, the rights could not be redeemed.

         In the event that a business combination were pending, the rights can be redeemed by the "independent directors" or, if there are no independent directors, by the continuing directors. It is conceivable that with respect to a particular business combination, no member of the Board would constitute an independent director or a continuing director. In that instance, Vestcom might not be able to consummate a business combination that its shareholders might consider to be beneficial. However, that situation could be alleviated, and such combination could be effected, by electing to the Board at that time a director who would be independent. Such election could be made by the Vestcom Board or, if all Board members were affiliated or associated with the acquirer, by the shareholders, and would alleviate any disadvantage associated with the initial failure to have any independent directors on the Board.

         The Board also adopted several bylaw amendments in December 1999 to protect shareholder value. The Board amended the bylaws to (a) eliminate the right of 20% shareholders to call a special meeting of shareholders, (b) provide procedures that must be followed by shareholders who seek to have the Company's shareholders take corporate action by written consent and (c) provide advance notification procedures for shareholders who want to nominate persons for election to the Board or propose other business for consideration at a meeting of shareholders. Since the Board of Directors owes a fiduciary duty to all shareholders, while outside third parties who may seek to acquire the Company do not, the purpose of the amendments is to encourage these parties to negotiate with the Board and to establish clear procedures for parties to follow.


         Under the Company's bylaws, a shareholder has the ability to ask the CEO, President or full Board of Directors (which owes a fiduciary duty to the Company's shareholders) to call a special meeting and under New Jersey law, shareholders can ask a court to call a special meeting. Depending upon the circumstances, the Board may have a fiduciary obligation to call a special meeting upon a shareholder's request. If the Board failed to call a special meeting upon a shareholder's request, the shareholder could wait until the next annual meeting to present his or her questions, concerns or proposals, since New Jersey corporate law requires that an annual meeting of shareholders be held each year. In addition, Section 14A:5-3 of the New Jersey Business Corporation Act provides that upon the application of not less than 10% of a corporation's outstanding shares, the court, for good cause shown, may order a special meeting of shareholders. New Jersey courts have not provided guidance as to what constitutes "good cause shown" under the statute. The Company's plan does not preclude shareholders from aggregating their shares for purposes of reaching the 10% limit.


         Thus, while the bylaw amendments may limit the ability of a shareholder to call a special meeting, they do not eliminate that right, and shareholders still have a range of alternatives. By requiring shareholders to follow specific procedures, the amendments could make it more difficult for shareholders to remove the Company's current Board of Directors. With respect to the Dissidents, however, this is not the case. The Dissidents could have waited until the Company's annual meeting, held in late spring, to present their proposals, rather than commencing a consent solicitation a few months earlier. In fact, the Dissidents have submitted the same proposals for consideration at this year's annual meeting, thereby causing the Company to incur the costs associated with this consent revocation process, and then the annual meeting and regular proxy solicitation costs a couple of months later.

         Prior to the adoption of the shareholder protection plan and the bylaw amendments described above, the only provision in Vestcom's certificate of incorporation or bylaws that could be deemed to have a potential anti-takeover effect is the Board's ability, pursuant to Vestcom's certificate of incorporation, to issue common stock and preferred stock without shareholder action. The existence of this "blank-check" common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Vestcom by means of a tender offer, merger, proxy contest or otherwise. In addition, the New Jersey Shareholder Protection Act prohibits certain persons from engaging in business combinations with the Company.


         The Board adopted the shareholder protection plan and the bylaw amendments described above on December 16, 1999 (except for the bylaw amendment eliminating the right of 20% shareholders to call a special meeting, which was adopted on December 3, 1999) to protect shareholder value by encouraging potential bidders to discuss their proposals with Vestcom's Board. These actions were not taken in response to any particular group or individual, including Mr. Chopra, but, as described above, were designed to encourage potential bidders to negotiate with the Board. In fact, at the time the Board took these actions, Mr. Chopra's intentions were vague and unclear. Mr. Chopra did not disclose that he planned to replace Vestcom's Board with his nominees until he filed an amendment to his Schedule 13D on December 29, 1999.


                                 THE DISSIDENTS


The Dissidents' Nominees Have Inadequate Experience and Knowledge of Our
Industry

         The Dissidents' nominees for the Board are Messrs. Chopra, April, Kennedy, Raab and Verrilli. Their lack of knowledge about Vestcom's core businesses is apparent.

         The Dissidents' consent solicitation materials state that if the Dissidents are successful, Vestcom's management would be headed by Mr. Chopra. The Dissidents report that Mr. Chopra founded DataTree Corporation, "a document imaging and database management systems company," and served as its CEO from inception until 1998, when he sold DataTree, a private company, to First American Financial Corp., a public corporation. The Dissidents further report that Mr. Chopra resigned as President of DataTree in July 1999, and currently serves as its Chairman of the Board. They report that Mr. Verrilli served as CFO of DataTree for six months in 1999.

         Mr. Chopra has no experience as the chief executive officer of a public company and no experience running a large company similar in size to Vestcom. The following list highlights some of the differences between DataTree, at the time Mr. Chopra sold it to First American, and Vestcom, at the present time.


    DataTree When Sold By Mr. Chopra to
              First American.(1)                                                Vestcom Now
----------------------------------------                     -------------------------------------------------------
Year ended September 30, 1997 revenues:                      Year ended December 31, 1999 revenues:  $130.2 million
$8.4 million

Employees as of March 31, 1998:                              Employees as of December 31, 1999:   approximately 1,000
approximately 140

Production Facilities as of May 19, 1998: (2)                Production Facilities as of February 1, 2000: 26

--------
(1) Information concerning DataTree was obtained from Amendment No. 1 to First American's Registration Statement on Form S-4, as filed with the SEC on May 19, 1998.

         In addition, according to our research, DataTree primarily images and databases public real estate records for municipalities, and largely serves the title insurance industry. DataTree does not provide the value-added document and information management solutions or serve the markets that Vestcom does.

         Messrs. Kennedy and Raab have backgrounds in the insurance industry, not our industry. Mr. Kennedy is President of First American, and Mr. Raab, now 78, was previously president of Insurance Company of North America. According to information provided by the Dissidents, Mr. Raab has been a business consultant for the last five years. The Dissidents do not disclose what businesses he has consulted to, however.

         According to publicly available information, First American provides real-estate related financial and information services to real property buyers and mortgage lenders, including title insurance, tax monitoring, mortgage credit reporting, property data services, flood certification, field inspection services, appraisal services, mortgage loan origination and servicing systems, mortgage document preparation and home warranty services. First American also provides credit and various database related services to automobile dealers, consumer lenders, employers and property management companies, as well as investment, trust and thrift services. First American's businesses clearly are very different from Vestcom's core businesses.

         Mr. Chopra apparently has chosen Howard April as his source of industry-specific expertise. Mr. April was an owner of one of the original seven founding companies that formed Vestcom, and served on Vestcom's Board from August 1997 until May 1998. When Vestcom acquired Mr. April's company, Mr. April was eligible to receive an earnout based on the future performance of his company, which he continued to run as a subsidiary of Vestcom. The subsidiary's performance was so poor that Mr. April was not entitled to receive any part of the earnout. As a result of this poor performance, the Company replaced Mr. April and his management team.

         Neither insurance underwriting nor imaging public records for local database storage purposes is the business conducted by the Company. The Dissidents are asking you to accept them without any meaningful industry experience. As reflected in your Board members' backgrounds described later in this document, your present Board of Directors has substantial industry-specific experience, and, we believe, knows your Company better than any of the Dissidents or their slate of nominees.

The Dissidents Don't Understand Vestcom or Its Business

         One of the Dissidents' stated goals is to pursue national accounts. However, they criticize our current management for consolidating and integrating many of the Company's smaller, older facilities into fewer, larger, more technologically advanced facilities. These consolidations will, in fact, enable us to better meet the demands of our larger national clients. To meet the demands of these customers, we need large-scale production capacity, rapid and high volume fulfillment capabilities, and cutting edge technology, which can be provided more effectively in our newly equipped, larger facilities.

                  The Dissidents' solicitation materials cite decentralization as another goal. The Dissidents clearly do not understand Vestcom's current operating structure. Vestcom's current structure includes a small number of executives at the holding company level, and allows day to day operating decisions to be made by regional executives. In addition, Vestcom's sales professionals are familiar with the various customer needs and market trends in the various regions.

         While it is easy to criticize what you do not know, the costs of acting without the requisite knowledge can be severe. This is precisely the type of strategic error that can occur if the Company is managed by people who know very little about its industry.

The Dissidents' Track Record Is Poor

         Three of the Dissidents' nominees to your Board of Directors have strong ties to First American: Parker S. Kennedy is the President of First American, Harish K. Chopra is currently Chairman of the Board (formerly President) of DataTree Corporation, a subsidiary of First American, and Robert
J. Verrilli was formerly the CFO of DataTree. In light of these ties to First American, and the fact that these individuals are described by the Dissidents as having outstanding corporate credentials to run your Company, you should be aware of certain facts about First American's recent financial performance. We have included a chart of First American's stock performance over the last 18 months, which is based on publicly available information. This chart shows a precipitous decline in their stock price. We believe that this track record is poor, and is not a model to be followed by Vestcom.

                         FIRST AMERICAN FINANCIAL CORP.
                                STOCK PERFORMANCE

    ----------------------------------------------------------------------------
$35
                31.416   31.5954
$30
     29.3485
$25

$20
                                  15.6053  17.6408
$15
                                                   13.3094  12.4375   11.875
$10

 $5

 $0
    ----------------------------------------------------------------------------
      Jun-98    Sep-98   Dec-98   Mar-99   Jun-99   Sep-99   Dec-99   Jan-00

--------------------------------------------------------------------------------


                          NO REAL PLANS FOR THE COMPANY

                  The Dissidents are asking you to support their slate of nominees for the Board without having offered you a comprehensive, industry-specific business plan. They are asking for your support without telling you how they plan to increase shareholder value. In their solicitation materials, which consisted of several dozen pages, their "business plan" occupied less than one page. Their attempt at a business plan appears to call for decentralizing operations, separating operations for national accounts, centralizing certain corporate functions and exploiting technology. Nowhere do they mention which operations they plan to decentralize, or which corporate functions they plan to centralize. They do not tell you how they plan to make their decisions, what national accounts they plan to pursue, or whether they have an Internet strategy. It is possible that they are not providing any of this detail because they have not yet undertaken this analysis, or because they cannot undertake the analysis since they do not know or understand our industry or our Company.

                  Our business strategies include tangible, ongoing changes and initiatives that have been explained to shareholders over the last year and are beginning to bear positive results. You can see the successful results of our business plan by the facilities we have consolidated and integrated, our Internet service offerings, our trained and motivated sales professionals, and the Company's fourth quarter 1999 positive financial results. Our strategic, industry-specific business plan has begun to yield positive results, while the Dissidents have yet to show you any real plan at all.

                THE ROUTE THE DISSIDENTS CHOSE TO ATTEMPT TO TAKE
               CONTROL OF YOUR BOARD OF DIRECTORS WILL NOT RESULT
                  IN THE PAYMENT TO YOU OF ANY CONTROL PREMIUM

                  People who seek control of a company usually either make a proposal to the board of directors to buy the company, or, if the board refuses their proposal, they commence a tender offer for the outstanding shares. In either case, a person trying to obtain control of a company this way usually offers a control or sales premium to the shareholders, that is, they pay more than market value for the shares. That excess price is called a control premium.

                  In contrast, control premiums generally are not paid when a change in management has occurred as a result of a consent solicitation. By starting a consent solicitation to replace Vestcom's Board of Directors, the Dissidents have chosen a way to gain control of the Company that, although legal, does not include the payment of a control premium (or anything at all) to shareholders.

                  Mr. Chopra has offered not to take any base salary for one year. He expects, however, to receive an unspecified number of Company stock options in lieu of salary, which will dilute your percentage ownership of the Company. He does not state what kind of compensation he expects to receive after such one year period. The Dissidents' solicitation materials provide that only Mr. Chopra and Mr. Verrilli, and none of the other nominees of the Dissidents, have approved these executive employment matters. In addition, Mr. Chopra only extended this offer to himself, and does not mention any of the other members of his new management team or their compensation arrangements.

                  The Dissidents also have indicated that they may seek reimbursement from the Company for the costs they incur in making their solicitation, which they state in their solicitation materials they expect to aggregate approximately $275,000.

                  Mr. Chopra has indicated that, if the Dissidents are successful, he intends to remove some or all of Vestcom's executive management. Besides being disruptive to our business and diverting current management from further implementing our successful strategic plan, this could cost the Company money. The Company's four executive officers have change in control agreements. The Board believed it was important to enter into these arrangements to provide security for these officers so that they could focus on improving the Company's profitability and enhancing shareholder value. Pursuant to these change in control agreements, if the Dissidents are successful, a "change in control" of the Company will have occurred. For a description of the payments that would be required under these agreements if the executives' employment were terminated following a change in control, see "Information About Us, The People Asking You To Revoke Your Consent -- Employment Agreements."

                  Each of the Dissidents' Proposals is designed to enable the Dissidents to take control of the Board that you elected by replacing a majority of the Board with their own underqualified hand-picked nominees. We believe that their consent solicitation is an attempt to pressure you without giving you the opportunity to consider all of Vestcom's strategic alternatives. We believe that this undue pressure created by the Dissidents is not in the Company's or your best interests. The Dissidents' Proposals are:

                  (1) Remove five of the seven current Vestcom directors (other than Stephen R. Bova and Leonard J. Fassler) and remove any other director elected or appointed to the Vestcom Board before the effective date of this shareholder action other than the five nominees hand-picked by the Dissidents.


                  (2) Elect the five nominees hand-picked by the Dissidents to serve as directors of Vestcom (or, if any of those five nominees is unable to serve as a director of Vestcom, any other person designated as a nominee by the remaining nominee or nominees).


                  (3) Amend Section 3.7 of Article III of the Vestcom by-laws to provide that any vacancy or vacancies on the Vestcom Board created as a result of the removal of any of the current directors by Vestcom's shareholders may be filled only by a majority vote of Vestcom's shareholders.

                  (4) Amend Section 3.2 of Article III of the Vestcom by-laws to set the number of directors of Vestcom at seven.

                  (5) Repeal any amendment to the Vestcom by-laws that is
                      adopted by the current Vestcom Board after December 16, 1999 and before these proposals become effective and the nominees are seated.

                  For the reasons discussed above, we have determined that the Dissidents' Proposals are not in the best interests of you or Vestcom. The above discussion of reasons and factors considered by us is not intended to be exhaustive, but does reflect the material information and factors we considered in our review and analysis of the Dissidents' Proposals. In view of the variety of factors and the amount of information considered, we did not find it practicable to provide specific assessments of, quantify or otherwise assign any relative weights to, the specific factors considered in determining to recommend that you reject the Dissidents' Proposals. Our determination was made after we considered all the factors taken as a whole. In addition, some of the members of our Board of Directors may have given differing weights to different factors. Throughout our deliberations regarding the Dissidents' Proposals, we received advice from CIBC World Markets, Lowenstein Sandler PC, and Proskauer Rose LLP. Proskauer Rose LLP was retained to advise the independent members of the Board in connection with the Dissidents' Proposals and related matters.

                  We unanimously oppose the Dissidents' consent solicitation and urge you NOT to sign the Gold consent card that they sent to you.

                  Even if you previously signed and returned the Gold consent card, you have every right to change your vote. We urge you to sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided. Your prompt action is very important. Please return the BLUE Consent Revocation Card today.

                  If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account today and direct him or her to vote the BLUE Consent Revocation Card immediately.

                  If you have any questions about giving your revocation of consent or require assistance, please call Georgeson, the firm assisting the Company in this request for revocations, at:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th floor
                               New York, NY 10004
                            Toll-Free: (800) 223-2064
                               Fax: (212) 440-9009

                               PENDING LITIGATION

                  On December 17, 1999, Vestcom commenced an action in the United States District Court for the District of New Jersey against Mr. Chopra and two entities controlled by him, TimeTrust, Inc. and R-Squared Limited. Vestcom alleged two claims: (i) the Schedule 13D filed by Mr. Chopra in November 1999 violated Section 13(d) of the Securities Exchange Act of 1934, as amended, because it failed to provide appropriate disclosures to shareholders, especially with respect to Mr. Chopra's intent to take control of the Company, oust current management, and install himself as Chief Executive Officer and Chairman of the Board; and (ii) Mr. Chopra had violated Section 14(a) of the Williams Act because he had solicited Vestcom shareholders without complying with the proxy solicitation rules. Vestcom contended that Mr. Chopra had violated these shareholder-protection provisions of the federal securities laws in order to advance his effort to take control of the Company.

                  On December 27, 1999, Vestcom applied to the Court for a temporary restraining order barring defendants from any further contacts with Vestcom shareholders, barring defendants from any further violation of the federal securities laws, and compelling corrective disclosures to remedy the
Section 13(d) and Section 14(a) violations. Two days later, on December 29, 1999, Mr. Chopra filed an amended Schedule 13D that provided most, though not all, of the disclosures which were omitted from the initial Schedule 13D. Mr. Chopra subsequently contended that this corrected disclosure resolved the
Section 13(d) claim.

                  The Court scheduled a hearing on Vestcom's application for a temporary restraining order for January 14, 2000. On January 6, 2000, Mr. Chopra filed a counterclaim challenging the enforceability of the Shareholder Rights Protection Agreement adopted by Vestcom's Board on December 16, 1999. Mr. Chopra also applied for temporary restraints against the enforcement of the Shareholder Rights Protection Agreement. Given Mr. Chopra's request for temporary restraints, the Court adjourned the hearing date to January 28, 2000, at which time the Court was to address both applications for temporary restraints. Vestcom opposed Mr. Chopra's request for restraints, as New Jersey corporate law specifically authorizes the adoption of shareholder protection agreements and many commentators have recognized the important protections that such agreements provide to shareholders against coercive and abusive takeover tactics. Several days later, Mr. Chopra abandoned and withdrew his request for temporary restraints against the Shareholder Rights Protection Agreement.

                  Effective January 24, 2000, a new SEC rule altered the legal standards for the solicitation of shareholders prior to the filing of a proxy statement. Among other things, the new SEC rule permits parties soliciting a public company's shareholders, including the public company itself, to make certain prescribed solicitations to those shareholders prior to filing a proxy statement. This pre-filing solicitation was prohibited under prior law, except in certain limited circumstances. Mr. Chopra filed solicitation materials with the SEC on January 27, 2000 and on February 3, 2000 under this new rule. In view of this new rule and Mr. Chopra's filings, Vestcom withdrew its application for temporary restraints against Mr. Chopra.

                  The Company continues to believe, based on conversations with several of its Board members and various other Vestcom shareholders, that prior to the effective date of the SEC's new rule Mr. Chopra illegally solicited Vestcom shareholders, although the Court has not made such a finding or determination to date. Vestcom continues to seek a remedy for Mr. Chopra's alleged violations of the federal securities laws, including (i) the invalidation of any proxies or consents obtained by Mr. Chopra and (ii) the dissemination of a corrective disclosure to all Vestcom shareholders.

                  The litigation remains pending. On February 22, 2000, Mr. Chopra filed (i) a motion to dismiss Vestcom's claims and (ii) a motion for summary judgment in favor of his claims regarding the Shareholder Rights Protection Agreement. We intend to vigorously oppose those motions and to continue pursuing this litigation in order to assure that any contest for control of Vestcom is conducted in accordance with applicable law.

                         OUTSTANDING VESTCOM SECURITIES

                  As of February 8, 2000, there were 9,056,806 shares of Vestcom common stock outstanding (including voting rights attributable to the shares of a Vestcom subsidiary in Canada which are convertible into shares of Vestcom common stock).

                              THE CONSENT PROCEDURE

                  Under Section 14A:5-6(2) of the Business Corporation Act of the State of New Jersey ("BCA"), unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken, other than the annual election of directors, without a meeting, without prior notice and without a vote, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize such action at a meeting at which all shareholders entitled to vote were present. Vestcom's Certificate of Incorporation does not prohibit shareholder actions by consent. Section 2.15.1 of Vestcom's current By-Laws provides that any action required to be taken under the BCA may be taken without a meeting by written consent.

                  Both Section 14A:5-6(2)(a) of the BCA and Section 2.15.2 of Vestcom's current By-Laws permit the Board to fix a record date for determining the shareholders entitled to consent to the Dissidents' Proposals. The Board also is authorized under Section 14A:5-6(2)(a) of the BCA to fix a date on which consents are to be tabulated. Under Section 14A:5-7(1) of the BCA, the Record Date to determine shareholders entitled to give a written consent may not be more than 60 days before the tabulation date.

                  The Secretary of the Company is obligated under Section 2.15.3 of the By-Laws to designate an independent, qualified inspector with respect to such consents and revocations. That inspector shall provide for the safekeeping of the consents and revocations received by the Company, and conduct a reasonable investigation for the purpose of ascertaining the validity of the consents and all matters incident thereto, including without limitation, whether the holders of shares having the requisite voting power to authorize or take the action specified in the consents have given consent. If after such investigation the inspector shall determine that any action purportedly taken by such consents has been validly taken, the fact shall be certified on the records of the Company kept for the purpose of recording the proceedings of meetings of shareholders, and the consents shall be filed with such records.

                  Under Section 14A:5-25(5) of the BCA, each inspector is required to take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability. In addition to the obligations mandated by the Company's By-Laws that are set forth above, the inspectors are specifically obligated, under the BCA, to determine the number of shares of the Company's common stock outstanding, the voting power of each share, the validity and effect of consents and consent revocations, to receive votes and consents, hear and determine all challenges and questions arising in connection with the right to consent or revoke consent, count and tabulate all consents and consent revocations and to determine the result, and do such other acts as are proper to conduct the vote with fairness to all shareholders.

                  To be effective, the unrevoked consents of the holders of not less than a majority of the shares of common stock outstanding and entitled to vote on the record date must be obtained within the time limit specified herein to adopt each of the Dissidents' Proposals. Each share of common stock is entitled to one vote per share. Since consents are required from holders as of the record date of not less than a majority of the outstanding shares of the common stock in order for each of the Dissidents' Proposals to be adopted, an abstention from voting on any one of the Dissidents' Proposals or a broker non-vote will have the practical effect of a vote against such Proposals.


                  A shareholder may revoke any previously signed consent by signing, dating and returning a BLUE Consent Revocation Card accompanying this Consent Revocation Statement in the postage paid envelope provided, and either marking the "Revoke Consent" box, or not marking any boxes. In lieu of sending the BLUE Consent Revocation Card to Georgeson in the enclosed envelope, you may send it to the Company, marked "Attention: Secretary." If you do not indicate a specific vote on the BLUE Consent Revocation Card with respect to any one or more of the Dissidents' Proposals, your card will be used in accordance with the Board's recommendation to revoke any consent with respect to any Proposal not specifically voted on. If the BLUE Consent Revocation Card is signed and returned, any previously executed consent will be revoked unless the "Do Not Revoke Consent" box is marked.

                  If the Dissidents obtain consents from a majority of the outstanding shares for their Proposals, the Company will promptly deliver, after the tabulation date, a notice to all shareholders, as required under Section 14A:5-6(2)(b) of the BCA, stating the proposed effective date of the Dissidents' Proposals. If the Dissidents receive the requisite number of consents, the effective date of the consents and of the Dissidents' Proposals would be 10 days after the date such notice is given, unless a sufficient number of Consent Revocation Cards are received by the date communicated to shareholders to be the effective date.

                  We fixed the "Record Date" as February 8, 2000 and the "Tabulation Date" as April 7, 2000. In accordance with Vestcom's current By-Laws, the Secretary of the Company has designated CT Corporation System to act as inspector with respect to the consents and consent revocations. The Company has retained Georgeson to assist in communicating with shareholders in connection with the Dissidents' solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your BLUE Consent Revocation Card or any other questions, Georgeson will be pleased to assist you. You may call Georgeson toll-free at 800-223-2064.


               Shareholders are Urged to Deliver all BLUE Consent
                              Revocations Cards to:
                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th floor
                               New York, NY 10004
                            Toll-Free: (800) 223-2064
                               Fax: (212) 440-9009


                  If you are against the Dissidents' Proposals and have not signed a Gold consent, you may show your opposition to the Dissidents' Proposals by signing, dating and returning the enclosed BLUE Consent Revocation Card. This will better enable the Company to keep track of how many shareholders oppose the Dissidents' Proposals.

                  The Company requests that if you deliver your BLUE Consent Revocation Card to the Company instead of Georgeson, that you also deliver a photocopy to Georgeson, so that Georgeson will be aware of all revocations.

                  If any shares of common stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar "street name" holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other "street name" holder to grant or revoke consent for the shares of common stock held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed BLUE Consent Revocation Card on your behalf.

                  You are urged to confirm in writing your instructions to the persons responsible for your account and provide a copy of those instructions to the Company so that the Company will be aware of your instructions and ensure that your instructions are followed.

                              INFORMATION ABOUT US,
                              THE PEOPLE ASKING YOU
                             TO REVOKE YOUR CONSENT

                  The table below sets forth the names and ages (as of February 1, 2000) of each of Vestcom's directors, and the other positions and offices presently held by each of the directors within the Company, the period during which each such person has served on the Board of Directors of the Company, and the principal occupations and employment of each such person during the past five years. In each instance in which dates are not provided in connection with a director's business experience, such director has held the position indicated for at least the past five years.




                            Director
Name and Age                Since        Business Experience
-------------------------   --------     -------------------
Joel Cartun, 60              1996        Chairman of the Board of Vestcom (August 1997 to present); Chief Executive
                                         Officer of Vestcom (from Vestcom's incorporation in September 1996 to present);
                                         President of Vestcom from Vestcom's incorporation in 1996 to March 1999; Chief
                                         Executive Officer of Comvestrix Corp. (now known as Vestcom Mid-Atlantic, Inc.
                                         ("VMA")) (from its incorporation in 1969 to present); President of VMA (1969 to
                                         October 1998).

Stephen R. Bova, 52(1)       1997        President and Chief Operating Officer of Staffmark, Inc. (a provider of human resource and professional services) (September 1999 to present); Managing
                                         Director, International Operations, Intelligroup, Inc. (a computer services company) (January 1999 to November 1999); President of the Global Banking
                                         Division of Electronic Data Systems Corporation (a provider of technical and information services) (November 1996 to December 1998); President of the Global
                                         Financial Division of Alltel Information Services, Inc. (a provider of software and information services) (prior years to November 1996)

Leonard J. Fassler, 68(1)    1997        Co-Chairman of Interliant, Inc. (a web-hosting company) (December 1997 to present); Consultant to GE Capital Information Technology Systems, Inc. (an
                                         international computer reselling and integration company affiliated with
                                         General Electric) (August 1996 to January 1999); Co-Chairman of AmeriData
                                         Technologies, Inc. (an international computer integration and support company)
                                         (prior years to July 1996).

Brendan Keating, 45          1998        President of Vestcom (March 1999 to present); Chief Operating Officer of
                                         Vestcom (October 1997 to present); Executive Vice President of Vestcom (October
                                         1997 to March 1999); Vice President of Bowne & Co., Inc. (a financial printing company) (1991 to October 1997); Vice President of Operations of Bowne of New
                                         York City, Inc. (1985 to 1991); President of Bowne Business Communications
                                         (1993 to 1995).

Fred S. Lafer, 70            1997        President of the Taub Foundation (a charitable foundation) (1994 to present);
                                         Senior Vice President and Secretary of Automatic Data Processing, Inc. (a
                                         provider of employer, financial and data services) (prior years to 1996). Mr.
                                         Lafer is also a director of Virtual Communities, Inc.

Robert J. Levenson, 58       1998        Executive Vice President of First Data Corporation (a transaction and information processing company) (1993 to present). Mr. Levenson is also a director of First Data Corporation, Superior Telecom Inc., Emisphere
                                         Technologies, Inc. and Virtual Communities, Inc.

Richard D. White, 46         1997        Managing Director of CIBC Capital Partners (February 1998 to present); Managing
                                         Director of CIBC Oppenheimer Corp. (successor to Oppenheimer & Co., Inc. and referred to herein as "CIBC Oppenheimer") (prior years to February 1998). Mr.
                                         White is also a director of Midway Games Inc.

--------------

(1) These two directors are not subject to removal under the Dissidents' Proposals.

Board Meetings and Committees

                  The Board of Directors of the Company held 15 meetings during 1999. The Board's Audit Committee, which is responsible for reviewing significant audit and accounting principles, policies and practices and for meeting with the Company's independent accountants, met 2 times during 1999. The Audit Committee presently consists of Leonard J. Fassler and Richard D. White.

                  In February 1998, the Board established a Nominating Committee, composed of Joel Cartun and Fred S. Lafer, which held no formal meetings during 1999. The Company's current By-Laws establish formal procedures for considering nominees recommended by shareholders.

                  The Board has a Compensation Committee to, among other things, administer the Company's Stock Option Plan. The Compensation Committee presently consists of Stephen R. Bova and Fred S. Lafer and held 7 meetings during 1999.

                  During the year ended December 31, 1999, each member of the Company's Board of Directors was present for 75% or more of the aggregate of the total meetings of the Board and each Board committee on which he serves.

Compensation Committee Interlocks and Insider Participation

                  Compensation decisions are made by the members of the Compensation Committee. During the fiscal year ended December 31, 1999, Stephen
R. Bova and Fred S. Lafer served as members of the Compensation Committee. Neither Mr. Lafer nor Mr. Bova has ever served as an employee or officer of Vestcom or any of its subsidiaries.

Certain Transactions


                  Joel Cartun, Vestcom's Chairman of the Board, has a 50% interest in the partnership which owns the property previously used by Vestcom and VMA in Lyndhurst, New Jersey. The partnership leases the property to VMA, pursuant to a lease which expires in 2001. VMA's related party rent expense for this property for 1999 was $720,210. Gary Marcello, a greater than 5% shareholder of Vestcom, owns interests ranging from 75% to 100% in the partnerships which own the properties previously leased by VMA in Dover, New Jersey and previously leased in Scranton, Pennsylvania. VMA's related party rent expenses for these properties for 1999 was $280,435. Pursuant to a written agreement with the owners, the lease obligations ceased in August 1999.


                  In August 1999, Vestcom entered into an agreement with CIBC World Markets for advisory services. Pursuant to that agreement, Vestcom is obligated to pay CIBC World Markets $25,000 each calendar quarter for such services. In 1999, Vestcom paid $25,000 to CIBC World Markets under this agreement. In December 1999, Vestcom entered into another agreement with CIBC World Markets pursuant to which it agreed to pay $25,000 for services rendered in connection with the Company's adoption of its shareholder protection plan. This amount will be paid in 2000. Richard D. White, a director of Vestcom, is a Managing Director of CIBC Capital Partners, an affiliate of CIBC World Markets.

Company Policy

                  Future transactions with affiliates of the Company are anticipated to be minimal, are generally required to be approved by the Fairness Committee of the Board of Directors and by a majority of the full Board of Directors, and will be made on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties.

Principal Shareholders

                  Based upon information available to the Company, the only shareholders known by the Company to beneficially own more than 5% of the outstanding common stock as of February 8, 2000 are (i) Joel Cartun, (ii) Gary
J. Marcello, (iii) Brookside Capital Partners Fund, L.P. ("Brookside"), (iv)

Dimensional Fund Advisors Inc. ("Dimensional"), and (v) R-Squared Limited, TimeTrust, Inc. and Harish K. Chopra (the "Chopra Group"). For information concerning the holdings of Mr. Cartun, see "Security Ownership of Management." Pursuant to filings made by the respective holders with the SEC, Gary Marcello, Brookside, Dimensional and the Chopra Group owned the following number of shares of the Company's common stock as of February 8, 2000:


                                                                           Percent of
Name and Address of Beneficial Owner         Shares Beneficially Owned       Class
------------------------------------         -------------------------       -----

Brookside Capital Partners Fund, L.P.            1,150,700(A)                 12.71%
Two Copley Place
Boston, MA 02116

Dimensional Fund Advisors Inc.                     544,100(B)                  6.01%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

R-Squared Limited                                  742,100(C)                  8.19%
P.O. Box 1586 GT
Cardinal Avenue
George Town, Grand Cayman
British West Indies

Harish K. Chopra                                           (C)                 (C)
TimeTrust, Inc.
1455 Frazee Road, Suite 420
San Diego, California  92108

Gary J. Marcello                                   884,117(D)                  9.77%
1 Penny Lane
Boonton, New Jersey 07005

---------------------

(A) Brookside has indicated in its filing with the SEC that it has the sole power to vote and dispose of these shares.
(B) Dimensional has indicated in its filing with the SEC that it has the sole power to vote and dispose of these shares.
(C) R-Squared Limited has the sole voting power and the sole dispositive power with respect to 527,100 shares of common stock. TimeTrust, Inc. has the sole voting power and the sole dispositive power with respect to 184,500 shares of common stock. Harish K. Chopra has the sole voting power and the sole dispositive power with respect to 30,500 shares of common stock. TimeTrust, Inc. is an investment company of which Mr. Chopra is the Chief Executive Officer and President. Mr. Chopra and R-Squared Limited are the sole owners of TimeTrust, Inc.
(D) Includes 441,738 shares with respect to which Mr. Marcello has sole voting and sole dispositive power and 442,379 shares (comprised of 375,152 shares held by a family partnership and 67,227 shares held by a foundation) with respect to which Mr. Marcello shares voting and dispositive power.

Security Ownership of Management

                  The following table sets forth information regarding the beneficial ownership of the Company's common stock as of February 1, 2000 by (i) each current director of the Company; (ii) each Named Officer (as defined herein) of the Company; and (iii) all current executive officers and directors of the Company as a group. Unless otherwise indicated, each of the named shareholders possesses sole voting and investment power with respect to the shares beneficially owned. Shares covered by stock options are included in the table below to the extent that they are exercisable by April 1, 2000.

                                                                                                 Shares
                                                                                            Beneficially Owned
                                                                                            ------------------
                                  Shareholder                                            Number          Percent
                                  -----------                                            ------          -------
Joel Cartun........................................................................    1,488,198(1)       16.4%
Brendan Keating....................................................................       43,000(2)          *
Stephen R. Bova....................................................................      153,000(3)        1.7
Leonard J. Fassler.................................................................       18,500(4)          *
Fred S. Lafer......................................................................       22,100(5)          *
Robert J. Levenson.................................................................       18,100(6)          *
Richard D. White...................................................................      115,000(7)        1.3
Michael D. Helfand.................................................................        1,000             *
Sheryl B. Cilenti..................................................................       12,700(8)          *
All current executive officers, directors and nominees for director as a group
  (9 persons)......................................................................     1,871,598(9)      20.4%

--------------------
*Less than one percent.
(1) Includes 200,000 shares held by trusts for the benefit of Mr. Cartun's children. As trustee of such trusts, Mr. Cartun's wife has the right to vote and dispose of such shares.
(2) Includes 32,500 shares issuable upon the exercise of stock options.
(3) Includes 15,000 shares issuable upon the exercise of stock options.
(4) Includes 1,000 shares held by Mr. Fassler's wife. Mr. Fassler disclaims beneficial ownership of such shares. Also includes 15,000 shares issuable upon the exercise of stock options.
(5) Includes 1,200 shares held by family trusts of which Mr. Lafer is trustee. Also includes 15,000 shares issuable upon the exercise of stock options.
(6) Includes 600 shares held by Mr. Levenson's wife as custodian for the benefit of her children. Also includes 10,000 shares issuable upon the exercise of stock options.
(7) Includes 61,704 shares held in the aggregate by CIBC World Markets and an affiliate of CIBC World Markets. Mr. White is a Managing Director of CIBC Capital Partners, an affiliate of CIBC World Markets. Mr. White disclaims beneficial ownership of these 61,704 shares. Also includes 15,000 shares issuable upon the exercise of stock options. Pursuant to Mr. White's employment arrangement with CIBC, any economic benefit derived from these options must be contributed by him to CIBC.
(8) Includes 11,700 shares issuable upon the exercise of stock options.
(9) Includes an aggregate of 114,200 shares issuable upon the exercise of stock options.

Summary of Cash and Certain Other Compensation

                  The Company did not commence operations until August 1997, upon consummation of its initial public offering (the "IPO"). The following table sets forth, for the fiscal years ended December 31, 1999, 1998 and 1997, the annual and long-term compensation of the Company's Chief Executive Officer and the other three executive officers of the Company at December 31, 1999 (the "Named Officers").


                           SUMMARY COMPENSATION TABLE

                                                          Annual                               Long-Term
                                                       Compensation                            Compensation
                                    ----------------------------------------------------          Common
                                                                                                  Shares
                                                                                                Subject to
Name and                                                                   Other Annual          Options        All Other
Principal Position                  Year      Salary         Bonus        Compensation(B)        Granted      Compensation (C)
------------------                  ----      ------         -----        ---------------        -------      ----------------

Joel Cartun......................  1999     $200,000          $   --           $--                    --            $3,775
    Chairman of the Board and      1998      196,728              --            --                    --            11,481
    Chief Executive Officer        1997      211,568          30,000(A)         --                    --             5,427

Brendan Keating(D)...............  1999     $200,000         $70,000            --                 50,000           $3,775
    President and Chief Operating  1998      200,000          85,000            --                 95,000            3,804
    Officer                        1997       39,615             --             --                100,000(E)            --

Michael D. Helfand(F)............  1999      $46,154             --             --                 50,000               --
    Executive Vice President,
    Chief Financial Officer and
    Treasurer

Sheryl Bernstein Cilenti(G)......  1999     $122,885         $20,000            --                 16,000           $1,558
    Vice President, General        1998      103,923          20,000            --                  4,000            1,551
    Counsel and Secretary          1997       24,231             --             --                 15,000               --

------------------------

(A) Represents bonuses paid during 1997 by Vestcom Mid-Atlantic, Inc., a subsidiary of Vestcom, prior to Vestcom's IPO.
(B) No Named Officer received personal benefits from the Company in excess of 10% of such individual's reported salary and bonus. Amounts below the threshold are not included in the table.
(C) For 1999, represents contributions made by the Company of $3,775 for Mr. Cartun, $3,775 for Mr. Keating and $1,558 for Ms. Cilenti to the Company's 401(k) plan to match 1999 pre-tax elective deferral contributions (included under "Salary") made by such persons to such plan.
(D) Mr. Keating joined the Company in October 1997.
(E) These options were canceled in August 1998.
(F) Mr. Helfand joined the Company in October 1999. (G) Ms. Cilenti joined the Company in October 1997.

Employment Agreements

                  Mr. Cartun entered into an employment agreement with Vestcom which commenced on August 4, 1997, upon the consummation of the Company's IPO. Mr. Cartun's employment agreement terminates in August 2000. Mr. Cartun serves as Chairman and Chief Executive Officer at an annual base salary of $200,000.

                  Mr. Cartun's employment agreement provides that in the event of a termination of employment by the Company without cause, Mr. Cartun will be entitled to receive from the Company an amount in cash equal to the employee's then-current annual base salary for the remainder of the term. In the event of a termination of employment as a result of his death or disability, he (or his heirs or legal representatives, as the case may be) will be entitled to receive a lump-sum amount in cash equal to one time his then-current base salary, offset by any payments made by the Company pursuant to any life insurance or disability policies. If employment terminates for cause or he terminates his employment for reasons other than death or permanent disability, he will only be entitled to receive earned but unpaid salary as of the date of termination.

                  Mr. Keating serves as President and Chief Operating Officer of the Company at an annual base salary of $200,000. He was subject to a two year employment agreement which terminated in October 1999, and is currently an at-will employee. His employment agreement provided for a guaranteed annual bonus of 35-50% of his annual salary, based on performance, during the two year term of the agreement. The Company is required to provide Mr. Keating with four months notice prior to any termination.

                  Ms. Cilenti, Vice President and General Counsel of the Company, entered into a letter agreement with Vestcom in October 1997, pursuant to which she serves as an at-will employee with a current salary of $135,000.

                  Mr. Helfand, Executive Vice President and Chief Financial Officer of the Company, entered into a letter agreement with the Company in September 1999, pursuant to which he serves as an at-will employee with a current salary of $200,000. The letter agreement also provides that Mr. Helfand will be entitled to earn a bonus of up to 50% of his annual salary for each of 2000 and 2001 (which will be pro-rated for calendar 1999) based on achieving mutually agreed-upon goals and the Company's performance. Mr. Helfand is guaranteed a minimum bonus of $50,000 in each of 2000 and 2001 (which will also be pro-rated for calendar 1999, but payable in 2000). Mr. Helfand's agreement provides that if he were terminated for any reason other than cause (as defined), he would be entitled to receive six months severance.

                  All of the Named Officers are entitled to participate in all compensation and employee benefit plans maintained by the Company and its subsidiaries, including such bonuses as may be authorized by the Board of Directors from time to time. Each executive is also entitled to a car allowance of $850 per month.

                  Each of the Named Officers has a Change in Control agreement with the Company. Pursuant to these Change in Control agreements, upon the occurrence of a "Trigger Event", the executive would be entitled to receive a lump sum payment equal to two times the sum of his or her annualized base salary immediately prior to the "Change in Control" and the annual bonus the executive received during the full fiscal year immediately prior to the Change in Control. In addition, upon a Change in Control, all stock options would immediately become vested.

                  Pursuant to the Change in Control agreements, a "Change in Control" will be deemed to have occurred if (a) any person acquires 40% or more of the total voting power of the Company's then outstanding securities, (b) in general, over 50% of the composition of the Board of Directors changes without the approval of the existing directors, (c) there is a merger or reorganization of the Company after which less than 75% of the voting power of the surviving entity is owned by holders of the Company's securities prior to the transaction, or (d) the shareholders of the Company approve a plan of complete liquidation.

                  A "Trigger Event" means either (i) termination of the executive's employment at any time from the effective date of a Change in Control until 12 months after the Change in Control (other than for cause and other than a termination by the executive for Good Reason (as defined)), or (ii) a failure, upon a Change in Control, of the Company or a successor to continue the executive's employment for at least 12 months with a salary and bonus at least equal to what the executive received immediately prior to the Change in Control, or (iii) a failure, upon a Change in Control, for the executive's employer to be a public company, or (iv) the executive's termination of employment after failure of the Company or any successor to acknowledge upon request the obligations set forth in the executive's employment agreement and Change in Control Agreement.

                  Pursuant to these change in control agreements, if the Dissidents are successful, a "change in control" of the Company will have occurred. If the employment of these executives were to be terminated during the 12 month period following the change in control, or if such employment were not continued for 12 months with a salary and bonus at least equal to what each executive received immediately prior to the change in control, each executive would be entitled to receive the following lump sum payment: Joel Cartun - $400,000; Brendan Keating - $540,000; Michael D. Helfand - $500,000; and Sheryl Bernstein Cilenti - $310,000.

Stock Options

                  The following table contains information regarding the grant of stock options to the Named Officers during the year ended December 31, 1999. In addition, in accordance with rules adopted by the SEC, the following table sets forth the hypothetical gains or "option spreads" that would exist for the respective options assuming rates of annual compound price appreciation in the Company's common stock of 5% and 10% from the date the options were granted to their final expiration date.


                        OPTION GRANTS IN LAST FISCAL YEAR
                              Individual Grants (A)

                                                                                                                   Potential
                                    Number of Common                                                            Realizable Value
                                        Shares           % of Total                                          at Assumed Annual
                                      Underlying       Options Granted                                           Rates of Stock
                                        Options       to Employees in    Exercise Price                       Price Appreciation
Name                                    Granted          Fiscal 1999     Per Share ($/sh.)    Expiration Date  for Option Term
----                                    -------          -----------     -----------------    ---------------  ---------------
                                                                                                                 5%          10%
                                                                                                                 --          ---
Joel Cartun..................         --                  --               $    --                  --       $   --      $    --
Brendan Keating..............       50,000               12.5                 3.094              11/22/09       97,290     246,550
Michael D. Helfand...........       50,000               12.5                 2.875              10/03/09       90,403     229,100
Sheryl Bernstein Cilenti.....       11,000                2.7                 5.375               3/10/09       37,183      94,230
Sheryl Bernstein Cilenti.....        5,000                1.2                 3.094              11/22/09        9,729      24,655

-------------------
(A) The options granted to Messrs. Keating and Helfand and to Ms. Cilenti were granted under the Company's 1997 Equity Compensation Program (the "Stock Option Plan"). Options generally are granted at exercise prices equal to the fair market value of the common stock on the grant date and typically vest in 20% increments commencing one year after the date of grant. The committee which administers the Stock Option Plan may accelerate the vesting of any option upon the occurrence of a change in control event (as defined in the Stock Option Plan).

During 1998, the Company canceled options previously granted to Mr. Keating and granted new options to him. The following table provides certain information with respect to these "repricings". No other repricings have occurred since the IPO.


                                                       Ten Year Option/SAR Repricings (A)

                                                                                                               Length of
                                             Number of         Market                                          Original
                                             Securities        Price of         Exercise                      Option Term
                                             Underlying        Stock at         Price at                       Remaining
                                              Options          Time of           Time of         New           at Date of
                                              Repriced or    Repricing or     Repricing or      Exercise       Repricing or
            Name                 Date        Amended(#)      Amendment($)     Amendment($)      Price($)      Amendment
            ----                 ----        ----------      ------------     ------------      --------      ---------
Brendan Keating...........   08/12/98       100,000             $8.25            $21.625         $8.25         9 years
   President and Chief
   Operating Officer

--------------------
(A) On August 12, 1998, options covering 100,000 shares of common stock granted to Mr. Keating in 1997 at an exercise price of $21.625 were canceled. Also on August 12, 1998, Mr. Keating was granted options to purchase 60,000 shares at an exercise price of $8.25 per share, the then current market price. On March 16, 1998, Mr. Keating was granted options covering 35,000 shares at an exercise price of $10.125 per share.

                  No stock options were exercised by the Named Officers during the year ended December 31, 1999. The following table provides information concerning the number of shares of the Company's common stock covered by both exercisable and non-exercisable stock options held by the Named Officers at December 31, 1999. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise prices of existing options and $3.50, the closing sale price of the Company's common stock on December 31, 1999. On March 10, 2000, the closing sale price of the Company's common stock on the Nasdaq National Market was $5.375.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END VALUES


                                                                         Number of Shares
                                   Number of                          Underlying Unexercised         Value of Unexercised
                                Shares Acquired      Value                  Options at              In-the-Money Options at
                                 on Exercise(#)    Realized ($)            Year-End (#)                  Year-End ($)
                                 --------------    ------------            ------------                  ------------

                                                                   Exercisable   Unexercisable    Exercisable    Unexercisable
                                                                   -----------   -------------    -----------    -------------
Joel Cartun..................          --            $--               --               --        $    --         $   --
Brendan Keating..............          --             --             23,750        121,250             --           20,300
Michael D. Helfand...........          --             --               --           50,000             --           31,250
Sheryl Bernstein Cilenti.....          --             --              8,500         26,500             --            2,030


Arrangements with Directors

                  Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives an annual retainer of $6,000 and an additional fee of $1,000 for each day's attendance at a Board of Directors meeting and/or committee meeting. Under the Company's Stock Option Plan, each non-employee director also receives options to acquire 10,000 shares of common stock at the beginning of his or her first year of service as a director, and options covering 5,000 shares of common stock for each year of service thereafter. The options become fully exercisable one year after the date of grant. Directors of the Company are entitled to reimbursement for out-of-pocket expenses incurred in their capacity as directors of the Company.

Board Report on Executive Compensation

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                  Pursuant to rules adopted by the SEC designed to enhance disclosure of corporate policies regarding executive compensation, the following is a report of the Compensation Committee of the Board of Directors regarding compensation policies as they affect Mr. Cartun and the other Named Officers.

                  The Compensation Committee views compensation of executive officers as having three distinct parts, a current compensation program, a set of standard benefits and a long-term benefit program. The current compensation element focuses upon the executive officer's salary and is designed to provide competitive reimbursement for services rendered. The Company's standard benefit package consists primarily of the matching portion of the Company's 401(k) plan, health insurance benefits and eligibility for annual bonuses based upon performance of the specific individual and the Company. The long-term benefit element is reflected in the grants of stock options.

                  Stock options granted to executive officers of the Company have been granted at a price equal to fair market value on the date of grant. Accordingly, such options will gain appreciable value if, and only if, the market value of the common stock increases. The Compensation Committee believes that the issuance of stock options at fair market value provides incentives to employees to maximize the Company's performance and to assure continued affiliation with the Company.

                  Mr. Cartun did not receive any significant increase in salary for 1999 from 1998. The decision not to raise his salary was based on the Company's performance. Mr. Keating received a cash bonus and stock options in 1999 to reward his individual performance and contributions to the Company. Ms. Cilenti received an increase in salary for 1999 as well as a cash bonus and stock options to reward her individual performance and contributions to the Company. Mr. Helfand received options upon his joining the Company in October 1999.

                  All of the Named Officers have change in control agreements which contain identical terms. The Compensation Committee thought it was important for the Company to enter into these arrangements in order to provide security to these officers in the event of a change in control (as defined) to promote their continued affiliation with the Company and to protect both the Company and the shareholders by assuring continuity during a transition period related to any change in control.

                  The Compensation Committee believes that an appropriate compensation program can help in promoting strong earnings performance if it reflects an appropriate balance between providing current rewards to executive officers while at the same time effectively controlling cash compensation costs. It is the Committee's objective to continue monitoring the Company's compensation program to assure that this balance is maintained.

                               By: Stephen R. Bova
                                  Fred S. Lafer

Shareholder Return Comparison

                  Set forth below is a line-graph presentation comparing the cumulative shareholder return on the Company's common stock, on an indexed basis, against the cumulative total returns of the NASDAQ Market Index and a Peer Group consisting of FYI Incorporated, Lason Inc. and Ikon Office Solutions, Inc. for the period from July 30, 1997 (the date the Company's common stock first began trading on the Nasdaq National Market) (July 30, 1997 = 100) through December 31, 1999. The Company's management considers the companies included in the Peer Group to be those companies whose primary businesses are most similar to the business of the Company. The performance of the Company's common stock reflected below is not necessarily indicative of future performance.

                 COMPARISON OF TOTAL RETURN SINCE JULY 30, 1997
                 AMONG VESTCOM INTERNATIONAL, INC. COMMON STOCK,
                       NASDAQ MARKET INDEX AND PEER GROUP


                         7/30/97   9/30/97  12/31/97  3/31/98  6/30/98   9/30/98   12/31/98   3/31/99   6/30/99  9/30/99   12/31/99
                         -------   -------  --------  -------  -------   -------   --------   -------   -------  -------   --------

Vestcom International,    100.00   117.69   137.69     64.23    56.92     56.92      55.38      30.00    21.54    16.15     21.54
Inc.

Peer Group                100.00    89.93    96.98    120.13    62.55     38.40      45.91      58.81    64.24    50.38     31.57

Nasdaq Market Index       100.00   105.60    98.95    115.97   118.96    107.22     139.38     155.72   169.44   172.20    254.33


                     Assumes $100 invested in July 30, 1997
                           Assumes dividend reinvested
                       Fiscal Year Ended December 31, 1999


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  Under Section 16(a) of the Securities Exchange Act of 1934, Vestcom's executive officers and directors, and persons who own more than ten percent of Vestcom's common stock, are required to file reports of ownership and changes in ownership with the SEC. These persons also are required by federal securities regulations to give Vestcom copies of these reports. Management has reported to us that, based solely on their review of reports filed for 1999, all reporting requirements applicable to these persons were complied with for 1999.


                       SOLICITATION OF CONSENT REVOCATIONS

                  Consent revocations may be solicited by mail, telephone, facsimile transmission or other electronic media and in person. Solicitation of consent revocations may be made by directors, officers and regular employees of Vestcom for which they will receive no additional compensation.

                  Georgeson will receive a fee of $15,000 for its services to Vestcom in connection with the solicitation of the consent revocations, plus reimbursement for reasonable out-of-pocket expenses. Vestcom has also agreed to indemnify Georgeson for certain liabilities in connection with this solicitation. Approximately 20 persons will be employed by Georgeson to solicit shareholders.

                  Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of shares of Vestcom common stock. Vestcom will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.


                  The entire cost of soliciting the consent revocations, including, without limitation, costs, if any, relating to advertising, printing, fees of attorneys, financial advisors, proxy solicitors, accountants, public relations, transportation, litigation and related expenses and filing fees, will be borne by Vestcom. Vestcom estimates that total expenditures relating to the Vestcom Board's solicitation of the consent revocations will be approximately $325,000. Such costs do not include the amount normally expended for a solicitation for an uncontested election of directors or costs represented by salaries and wages of regular employees and officers. The portion of such costs allocable solely to the solicitation of consent revocations to the Dissidents' Proposals is not readily determinable. To date, approximately $60,000 has been paid by Vestcom in connection with its solicitation of revocations of consents.

                           ABSENCE OF APPRAISAL RIGHTS

                  Under New Jersey law, you do not have appraisal rights in connection with our solicitation of consent revocations.

                        PARTICIPANTS IN THE SOLICITATION

                  Under applicable regulations of the SEC, each member of the Vestcom Board and each executive officer of Vestcom may be deemed to be a "participant" in Vestcom's solicitation of revocations of consent. In the event each of these persons is deemed a "participant", and without acknowledging that any such person is a "participant", we furnish the following information. Except as set forth below, the principal business addresses of each director and executive officer are 5 Henderson Drive, West Caldwell, New Jersey 07006. The principal occupation of each director and executive officer is set forth in this Revocation Statement under the sections entitled "Information About Us, The People Asking You To Revoke Your Consent" and "Summary of Cash and Certain Other Compensation", respectively. Information about the present ownership by directors and executive officers and any of their respective "associates" of Vestcom common stock is set forth under the section entitled "Security Ownership of Management." Information about transactions by each director and executive officer in Vestcom's common stock during the past two years can be found in such director's or executive officer's filings under Section 16 of the Securities Exchange Act of 1934, as amended, during that period. Information about related party transactions involving directors and executive officers can be found under the sections entitled "Certain Transactions" and "Employment Agreements". Except as otherwise set forth in this Revocation Statement, none of the directors or executive officers or any of their respective "associates" has any arrangement or understanding with any person with respect to future employment or future transactions with Vestcom.

              Stephen R. Bova                        Robert J. Levenson
              President and COO                      Executive Vice President
              Staffmark, Inc.                        First Data Corp.
              234 E. Millsap Road                    One Mack Centre Drive
              Fayetteville, AR 72703                 Paramus, NJ 07652

              Leonard J. Fassler                     Richard D. White
              Co-Chairman                            Managing Director
              Interliant, Inc.                       CIBC Capital Partners
              2 Manhattanville Road                  425 Lexington Avenue
              Purchase, NY 10577                     9th Floor
                                                     New York, NY 10017
              Fred S. Lafer
              President
              c/o Taub Foundation
              300 Frank W. Burr Blvd.
              Teaneck, NJ 07666



                              SHAREHOLDER PROPOSALS

                  If a shareholder intends to present a proposal at Vestcom's next Annual Meeting of Shareholders (excluding proposals for nominations to the Board of Directors, which are governed by the Company's By-Laws and must have been received by February 26, 2000), the proposal must be received by March 12, 2000 in order for the proposal to be considered at the next Annual Meeting (but not included in the proxy statement for such meeting). As reported in our proxy statement for last year's Annual Meeting of Shareholders, shareholder proposals must have been received by the Company in writing no later than December 27, 1999 in order for such proposal to be eligible for inclusion in the Company's proxy statement and form of proxy for the 2000 Annual Meeting.

                         INDEPENDENT PUBLIC ACCOUNTANTS

                  Arthur Andersen LLP served as the Company's independent accountants for the year ended December 31, 1999 and are expected to serve in that capacity for 2000.


                       WHERE YOU CAN FIND MORE INFORMATION


                  The Company files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. The SEC maintains an Internet world wide web site that provides access, without charge, to reports, proxy statements and other information about issuers, like Vestcom, who file electronically with the SEC. The address of that site is http://www.sec.gov.


                  You also may obtain copies of these materials by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. These materials are also available from the SEC in person at any one of its public reference rooms. Please call the SEC at l-800-SEC-0330 for further information on its public reference rooms. You may read and copy this information at the following locations of the SEC:



Public Reference Room    New York Regional Office   Chicago Regional Office
450 Fifth Street, N.W.   7 World Trade Center       Citicorp Center
Room 1024                Suite 1300                 500 West Madison Street
Washington, D.C. 20549   New York, New York 10048   Suite 1400
                                                    Chicago, Illinois 60661-2511

                  You can also obtain, without charge, reports, proxy statements and other information, including without limitation, any information we may incorporate by reference herein, about the Company, by contacting: Vestcom International, Inc., 5 Henderson Drive, West Caldwell, New Jersey 07006, Attn:
Corporate Secretary, telephone: 973.882.7000, facsimile: 973.882.9724, or on the Company's Internet world wide web site: http://www.vestcomintl.com.

                    CAUTION ABOUT FORWARD LOOKING STATEMENTS

                  This Consent Revocation Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on the beliefs of the Company's management and Board of Directors, as well as assumptions made by and information currently available to the Company's management and Board of Directors. Such statements reflect the current views of the Company or the Board of Directors with respect to future events based on currently available information and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements.

                  Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, the following: the ability of the Company to execute and manage the Company's growth strategy, the results of the Company's investment spending, the ability to effectively consolidate and integrate its production facilities and functions as part of the Company's integration program, the ability to realize reduced overhead costs, increased production capacity and operating efficiencies, improved financial results, operational synergies and enhanced services at the newly consolidated facilities, the ability of the Company to execute and manage its renewed profitability and growth strategy, acceptance of the Company's products and services, including Internet-related services, in the marketplace, the entrance of new competitors into the marketplace, the ability to attract and retain key customers, the ability to positively modify its revenue mix, variations in quarterly results and the sufficiency of the Company's working capital, and other factors which are described from time to time in the Company's public filings with the Securities and Exchange Commission, news releases and other communications. Also, when Vestcom uses the words "believes," "expects," "anticipates," "estimates," "plans," "intends," "objectives," "goals," "aims," "projects" or similar words or expressions, Vestcom is making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


March 13, 2000                           By Order of the Board of Directors

                                         Sheryl Bernstein Cilenti, Secretary

                                    IMPORTANT

         1. If your shares are registered in your name, please sign, date and mail the enclosed BLUE Consent Revocation Card to Georgeson in the postage-paid envelope provided.

         2. If you have previously signed and returned a Gold consent card to the Dissidents, you have every right to change your vote. Only your latest dated card will count. You may revoke any Gold consent card already sent to the Dissidents by signing, dating and mailing the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided.


         3. In order to be sure that you are revoking a prior consent, you must either mark the "Revoke Consent" boxes on the BLUE Consent Revocation Card or sign the BLUE Consent Revocation Card without marking any boxes. If you do not mark any box for any one or more of the Dissidents' Proposals on the BLUE Consent Revocation Card and you sign and return the Card, you will be deemed to have revoked any previously signed consent to any proposal you did not mark. If the BLUE Consent Revocation Card is signed and returned, any previously executed consent will be revoked unless the "Do Not Revoke Consent" box is marked.



         4. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Consent Revocation Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a BLUE Consent Revocation Card to be signed representing your shares.

         5. After signing the enclosed BLUE Consent Revocation Card, do not sign or return the Gold consent card. Do not even use the Dissidents' Gold consent card to indicate your opposition to the Dissidents' Proposals.

         If you have any questions above giving your revocation of consent or require assistance, please call:


                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                           17 State Street, 10th floor
                               New York, NY 10004
                            Toll-Free: (800) 223-2064
                               Fax: (212) 440-9009